Wyoming Secretary of State
2020 Carey Avenue
Suite 700
Cheyenne, WY 82002-0020
Ph. 307-777-7311

For Office Use Only
Ed Murray, WY Secretary of State
FILED: Aug 22 2016 12:25PM
Original ID: 2016-000723902

Profit Corporation
Articles of Incorporation

I. The name of the corporation is:
BioLabMart Inc.

II. The name and physical address of the registered agent of the corporation is:
Vcorp Services, LLC
1876 Horse Creek Rd
Cheyenne, WY 82009

III. The mailing address of the corporation is:
1900 Purdy Avenue, #1907
Att : Jonah Meer
Miami Beach, FL 33139

IV. The principal office address of the corporation is:
1900 Purdy Avenue, #1907
Att : Jonah Meer
Miami Beach, FL 33139

V. The number, par value, and class of shares the corporation will have the authority to issue are:

Number of Common Shares:	100,000,000	Common Par Value:	$0.0001
Number of Preferred Shares:	10,000	Preferred Par Value:	$0.0010

VI. The name and address of each incorporator is as follows:
Taylor Lolya
25 Robert Pitt Drive, Suite 204, Monsey, NY 10952

Signature: *Taylor Lolya* Date: **08/22/2016**

Print Name: **Taylor Lolya**

Title: **Authorized Person**

Email: **taylor@vcorpservices.com**

Daytime Phone #: **(845) 425-0077**

STATE OF WYOMING
Office of the Secretary of State

I, ED MURRAY, Secretary of State of the State of Wyoming, do hereby certify that the filing requirements for the issuance of this certificate have been fulfilled.

CERTIFICATE OF INCORPORATION

BioLabMart Inc.

I have affixed hereto the Great Seal of the State of Wyoming and duly executed this official certificate at Cheyenne, Wyoming on this **22nd** day of **August**, **2016** at **12:25 PM.**

Remainder intentionally left blank.


GREAT SEAL OF THE STATE OF WYOMING
EQUAL RIGHTS

Filed Date: 08/22/2016

Secretary of State

Filed Online By:

Taylor Lolya

on 08/22/2016